Exhibit 5

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	May 18, 2012	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Carolina Power & Light Company d/b/a

Progress Energy Carolinas, Inc.

410 South Wilmington Street

Raleigh, North Carolina 27601-1748

Re: Registration Statement on Form S-3 (No. 333-179835-02)

Ladies and Gentlemen:

We have acted as counsel to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (the “Company”) in connection with the above-referenced Registration Statement on Form S-3 (Registration Statement No. 333-179835-02) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, $500,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 2.80% Series due 2022 and $500,000,000 aggregate principal amount of the Company’s First Mortgage Bonds, 4.10% Series due 2042 (collectively, the “Bonds”). The Bonds will be issued under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York Mellon (formerly Irving Trust Company) and Tina D. Gonzalez (successor to Frederick G. Herbst), as trustees, and a Seventy-ninth Supplemental Indenture, dated as of May 1, 2012 (together with such mortgage and deed of trust, the “Mortgage”), among the Company and the trustees (with Tina D. Gonzalez as successor individual trustee to Ming Ryan).

In connection with the foregoing, we have examined the Registration Statement and the Mortgage. We have also examined originals, duplicates or certified or conformed copies of such records, agreements, instruments and other documents as we have deemed relevant and necessary in connection with the opinion expressed herein. As to factual matters, we have relied, without independent verification, upon representations of the applicable parties included in the documents and upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed the existence, standing and power of all parties and, except to the extent that we opine below, the due authorization, execution and delivery of, and the validity and

Carolina Power & Light Company d/b/a

Progress Energy Carolinas, Inc.

May 18, 2012

binding effect and enforceability of, all documents. We call your attention to the fact that neither the Mortgage nor the forms of the Bonds contain a provision specifying the law by which they are to be governed. For purposes of the opinion expressed herein, we have assumed that the Bonds and the Mortgage will each be governed by, and construed in accordance with, the laws of the State of North Carolina (without regard to the choice of laws principles thereof).

Based on the foregoing and on our consideration of such other matters as we have deemed necessary for the purposes hereof, and subject to the qualifications and other limitations stated herein, we are of the opinion that, when duly executed by the Company, authenticated in accordance with the Mortgage and delivered against payment therefor, the Bonds will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding at law or in equity).

We do not purport to express an opinion on any laws other than those of the State of North Carolina. Further, we do not render any opinion on any matter except as expressly set forth herein, and no opinion is implied or may be inferred.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading, “Legal Matters,” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. We are providing this opinion letter solely in connection with the Bonds. This opinion letter may not be relied upon for any other purpose without our prior written consent. We disclaim any duty to update the opinion set forth herein or to advise of any facts or circumstances, changes in law or other matters coming to our attention after the date hereof.

Sincerely yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.